APPENDIX 1



                      ASSET PURCHASE AGREEMENT


                               AMONG

                  CONSUMERS FINANCIAL CORPORATION
                           CAMP HILL, PA


                  CONSUMERS LIFE INSURANCE COMPANY
                           CAMP HILL, PA


              INVESTORS FIDELITY LIFE ASSURANCE CORP.
                           CAMP HILL, PA


                                AND


                  LIFE OF THE SOUTH CORPORATION
                           NASHVILLE, GA






                  EFFECTIVE DATE: OCTOBER 1, 1997






                      ASSET PURCHASE AGREEMENT

                         TABLE OF CONTENTS


     ARTICLE I  SALE OF INFORCE BUSINESS . . . . . . . . . . . . . . . 2
               Section 1.1    Inforce Business Reinsured (2)
               Section 1.2    Reinsurance Commission (2)
               Section 1.3    Basic Asset Transfer Amount (2)
               Section 1.4    Contingency Fund (3)
               Section 1.5 Inforce Business Transactions between the Effective Date and December 31, 1997 (3)
               Section 1.6    Excluded Liabilities (3)

     ARTICLE II  NEW CREDIT BUSINESS FRANCHISE . . . . . . . . . . . . 4
               Section 2.1    Sale of New Credit Business (4)
               Section 2.2    Compensation for New Credit Business Franchise
                              (4)
               Section 2.3    Method of Payment (5)
               Section 2.4 New Credit Business Transactions Between the Effective Date and December 31, 1997 (5)
               Section 2.5    Reinsurance Arrangement for New Credit Business
                              (6)
               Section 2.6    Amounts Due to or From Agents (7)

     ARTICLE III  FEE INCOME BUSINESS  . . . . . . . . . . . . . . . . 7
               Section 3.1    Sale of Fee Income Business (7)
               Section 3.2    Compensation for Fee Income Business (7)
               Section 3.3    Change in Corporate Name (7)

     ARTICLE IV  ADMINISTRATIVE SERVICES; PERSONNEL  . . . . . . . . . 8
               Section 4.1    Administrative Services (8)
               Section 4.2    Personnel (8)
               Section 4.3    Books, Accounts and Records (8)

     ARTICLE V  CLOSING; EFFECTIVE DATE AND TERMINATION  . . . . . . . 9
               Section 5.1    Closing (9)
               Section 5.2    Effective Date (9)
               Section 5.3    Termination (9)
               Section 5.4    Effect of Termination (10)
               Section 5.5    Amendment (10)
               Section 5.6    Waiver (10)

     ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF CONSUMERS . . . .   10
               Section 6.1    Organization and Good Standing of CFC (10)
               Section 6.2    Organization and Good Standing of CLIC (11)
               Section 6.3    Organization and Good Standing of IFLAC (11)
               Section 6.4    Proper Corporate Action (11)
               Section 6.5    Absence of Conflicting Laws or Agreements (11)
               Section 6.6    Financial Statements (12)
               Section 6.7    Litigation (13)
               Section 6.8    Absence of Undisclosed Liabilities (13)
               Section 6.9    Rates, Compliance with Laws (13)
               Section 6.10   Taxes (13)
               Section 6.11   Employment Matters (14)
               Section 6.12   Full Disclosure (14)

     ARTICLE VII  REPRESENTATIONS AND WARRANTIES OF LOTS . . . . . .   14
               Section 7.1    Organization and Good Standing (14)
               Section 7.2    Proper Corporate Action (14)
               Section 7.3    Absence of Conflicting Laws or Agreements (14)
               Section 7.4    Financial Statements (15)
               Section 7.5    Litigation (15)
               Section 7.6    Absence of Undisclosed Liabilities (15)
               Section 7.7    Full Disclosure (16)

     ARTICLE VIII  ADDITIONAL COVENANTS AND AGREEMENTS   . . . . . .   16
               Section 8.1    Shareholder Approval (16)
               Section 8.2    Conduct of Consumers  Business (17)
               Section 8.3    Expenses; Break-up Fee (18)
               Section 8.4    Other Agreements (18)
               Section 8.5    Public Announcements (18)
               Section 8.6    Exclusive Dealing (18)
               Section 8.7    Noncompete Covenant of Consumers (19)
               Section 8.8    Access and Information (20)

     ARTICLE IX  CONDITIONS PRECEDENT TO  CLOSING  . . . . . . . . .   20
               Section 9.1    Conditions Precedent to LOTS' Obligation to
                              Close (20)
               Section 9.2 Conditions Precedent to Consumers' Obligation to Close (22)

     ARTICLE X  SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . .   23
               Section 10.1 Survival of Representations, Warranties and Covenants (23)
               Section 10.2   Indemnity by LOTS (24)
               Section 10.3   Indemnity by Consumers (24)
               Section 10.4   Notice to Indemnify (24)
               Section 10.5   Retention of Rights (25)

     ARTICLE XI  ARBITRATION . . . . . . . . . . . . . . . . . . . .   25
               Section 11.1   Arbitration (25)
               Section 11.2   Procedure (26)

     ARTICLE XII  MISCELLANEOUS  . . . . . . . . . . . . . . . . . .   26
               Section 12.1   Exhibits (26)
               Section 12.2   Expenses (26)
               Section 12.3   Contents of Agreement; Parties in Interest (27)
               Section 12.4   Further Documents (27)
               Section 12.5   Execution (27)
               Section 12.6 Effect of Table of Contents; Use of Descriptive Headings; Etc (27)
               Section 12.7   Notices (27)
               Section 13.8   Governing Law  (28)

                      ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") made this day of December, 1997, by and between CONSUMERS FINANCIAL
CORPORATION, a Pennsylvania corporation having its principal place of business located at Camp Hill, Pennsylvania, (hereinafter referred to as "CFC"), CONSUMERS LIFE INSURANCE COMPANY, a Delaware corporation having its principal place of business located at Camp Hill, Pennsylvania (hereinafter referred to as "CLIC"), INVESTORS FIDELITY LIFE ASSURANCE CORP., an Ohio corporation having its principal place of business at Camp Hill, Pennsylvania (hereinafter referred to as IFLAC and, collectively with CLIC and CFC or its other affiliates as "Consumers"), and LIFE OF THE SOUTH CORPORATION, a Georgia corporation having its principal place of business located at Nashville, Georgia (hereinafter referred to as
 LOTS ). CFC, CLIC, IFLAC and LOTS are sometimes hereinafter together referred to as "Parties", or individually, as "Party".

                            WITNESSETH:

     WHEREAS, CLIC and IFLAC are members of the CFC Insurance
Holding Company System with CFC owning all of the outstanding capital stock of CLIC, and CLIC owning all of the outstanding capital stock of IFLAC; and

     WHEREAS, CFC desires to sell to LOTS and LOTS desires to purchase from CFC the inforce credit life and credit accident and health insurance premiums of CLIC, IFLAC and Consumers Life Insurance Company of North Carolina ( CNC ), a former wholly-owned subsidiary of CLIC, as identified in the Reinsurance Agreements attached hereto as Exhibits A, B and C (hereinafter referred to as "Inforce Business"); and

     WHEREAS, CFC desires to sell and LOTS desires to purchase from CFC the franchise for future sales of credit life and credit accident and health insurance premiums produced by the customer accounts of CLIC and IFLAC in exchange for payments to be paid by LOTS over a five (5) year period on such accounts as identified on Exhibit D to this Agreement (hereinafter referred to as "New Credit Business"); and

     WHEREAS, CLIC and LOTS desire to enter into a reinsurance arrangement in order to provide for an orderly transfer of existing CLIC and IFLAC accounts to LOTS or its designee; and

     WHEREAS, LOTS has contracted for reinsurance for the Inforce
Business and New Credit Business with American Republic Insurance
Company (hereinafter referred to as  American Republic ); and

     WHEREAS, LOTS agrees to market and sell automobile extended service contracts and other fee income business through an agency arrangement and enter into a profit sharing arrangement with CFC
(hereinafter referred to as "Fee Income Business ); and

     WHEREAS, LOTS further agrees to hire certain employees of CLIC and IFLAC and continue using certain administrative services to be provided by CLIC for a limited period of time; and

     WHEREAS, LOTS further agrees to purchase CLIC s interest in all of the outstanding common stock of Consumers Reinsurance
Company ( CRC ) pursuant to a Stock Purchase Agreement attached hereto as Exhibit E.

     NOW THEREFORE, in consideration of the premises and mutual covenants, representations, warranties, conditions and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

                             ARTICLE I
                      SALE OF INFORCE BUSINESS

SECTION 1.1    INFORCE BUSINESS REINSURED

     Consumers agrees to sell and LOTS agrees to acquire the Inforce Business, through reinsurance, subject to and in accordance with the provisions of this Agreement. On or before Closing (as hereinafter defined), LOTS shall contract with American Republic to allow for CLIC and IFLAC to cede to American Republic one hundred percent (100%) of the liabilities on the Inforce Business as of the Effective Date (as hereinafter defined) in accordance with the terms of (i) the Indemnity Reinsurance Agreement between CLIC and American Republic effective October 1, 1997, in substantially the form as attached hereto as Exhibit A, and (ii) the Assumption and Novation Reinsurance Agreement between IFLAC and American Republic effective October 1, 1997, in substantially the form as attached hereto as Exhibit B. On or before Closing, Consumers and LOTS shall enter into an assignment agreement substantially in the form as attached hereto as Exhibit C whereby Consumers shall assign to LOTS all of its right, title and interest in the Retrocession Agreement with Alabama Reassurance Company relating to the Inforce Business of CNC. Exhibits A, B and C are collectively hereinafter referred to as the Reinsurance Agreements .

SECTION 1.2    REINSURANCE COMMISSION

     At Closing, LOTS shall pay or cause to be paid to CLIC and IFLAC, as the purchase price for the Inforce Business of CLIC, CNC and IFLAC, a reinsurance commission (the Reinsurance Commission )
 . The payment of the Reinsurance Commission shall be accomplished by deducting such Reinsurance Commission in the calculation of the Basic Asset Transfer Amount described in Section 1.3.

SECTION 1.3    BASIC ASSET TRANSFER AMOUNT

     At Closing, CLIC and IFLAC shall transfer to American Republic cash or other assets acceptable to both American Republic and LOTS which have a market value on the Closing Date (as hereinafter defined) equal to the amount computed in Exhibit F attached hereto (the Basic Asset Transfer Amount ). The Basic Asset Transfer Amount shall be reduced by $980,714, which amount has previously been transferred to American Republic for the Inforce Business of CNC.

SECTION 1.4    CONTINGENCY FUND

     At Closing, CLIC and IFLAC shall transfer to LOTS or its designee cash or other assets acceptable to LOTS which have a market value on the Closing Date (as hereinafter defined) equal to 60% of the contingency fund (the Contingency Fund ) as computed in Exhibit F attached hereto. LOTS or its designee shall deposit such amount into a trust account (the Trust Account ) pursuant to a trust agreement with terms mutually acceptable to the Parties. The remaining 40% of the Contingency Fund shall be deposited by LOTS or its designee into the Trust Account over a three-year period which shall begin on the Effective Date. LOTS shall deposit into the Contingency Fund all amounts which are withheld from the New Business Fee payments otherwise due to Consumers, and as described in Section 2.3.

     CFC, its successor or assigns, may be entitled to receive all or a portion of the Contingency Fund, with interest thereon, as well as additional cash payments from LOTS or its designee based on the calculation of the claims ratio on the direct risk portion of the Inforce Business for the five-year period beginning October 1, 1997 and ending September 30, 2002, as further described in Exhibit F.

SECTION 1. 5   INFORCE BUSINESS TRANSACTIONS BETWEEN THE EFFECTIVE
               DATE AND  DECEMBER 31, 1997

     With regard to transactions relating to the Inforce Business which occur between the Effective Date and December 31, 1997 (the
 Interim Period ) and in accordance with the Reinsurance Agreements, LOTS shall pay or cause to be paid to CLIC and IFLAC an amount equal to (i) claims paid; plus (ii) premium refunds paid net of related commissions and premium and privilege taxes; plus
(iii) reinsurance settlement payments made by CLIC and IFLAC to any producer-owned reinsurance companies. The amount due pursuant to this Section shall be settled on a combined basis with the amount computed in Section 2.4.

SECTION 1. 6   EXCLUDED LIABILITIES

     Except for the obligation to pay claims and refunds arising after the Closing, and to perform any administrative services with respect thereto, for the Inforce Business acquired by LOTS hereunder, LOTS shall not assume and Consumers shall remain solely liable and responsible for all liabilities of Consumers, including but not limited to, liabilities for bad faith, fraud, special, consequential or punitive damages resulting from actions, inactions or omissions of Consumers with respect to the Inforce Business; any damages arising out of litigation which is not specifically assumed herein by LOTS; any losses arising out of any line of business or division of CLIC and IFLAC ; other than the Inforce Business, for which Consumers shall only remain contingently liable in accordance with the Reinsurance Agreements, or premium taxes allocable to periods prior to the Effective Date, whether voluntary or involuntary, or any assessment allocable to periods prior to the Effective Date by any guaranty fund or association established or governed by state or federal law (hereinafter collectively referred to as "Excluded Liabilities").

                             ARTICLE II
                   NEW CREDIT BUSINESS FRANCHISE

SECTION 2.1    SALE OF NEW CREDIT BUSINESS

     Consumers agrees to sell and LOTS agrees to acquire and use its best efforts to convert and retain all of the New Credit Business. Consumers agrees to use its best efforts to assist LOTS in the timely transfer of the New Credit Business. LOTS further agrees that it will retain, manage and develop the accounts within the New Credit Business in a sound and responsible business manner, and shall not apply standards of profitability or contractual continuation more stringent than applied to its current inforce business. LOTS reserves the right to cancel or non-renew any account within the New Credit Business for sound business reasons, which include, but are not limited to, profitability, breach in financial fidelity and the location within unfavorable legal and regulatory environments. LOTS agrees to provide Consumers with prior written notice of its intent to cancel or non-renew any account within the New Credit Business, along with any supporting documentation if requested by Consumers, and Consumers will be afforded an opportunity to object. If Consumers objects in writing to any such cancellation or non-renewal within 10 business days after its receipt of notice thereof from LOTS, , then authorized representatives of LOTS and Consumers shall work together in good faith to resolve such dispute, and if no such resolution can be reached, then the matter shall be submitted to arbitration in accordance with Section 11.

SECTION 2.2    COMPENSATION FOR NEW CREDIT BUSINESS FRANCHISE

     LOTS agrees to purchase Consumers' franchise for New Credit
Business and shall pay to Consumers a New Business Fee based upon Net Written Premium (as hereinafter defined) from the New Credit
Business, as follows:

First full year after Effective Date-2.25% of Net Written Premium Second full year after Effective Date-2.25% of Net Written Premium Third full year after Effective Date-2.25% of Net Written Premium Fourth full year after Effective Date-1.50% of Net Written Premium Fifth full year after Effective Date-1.50% of Net Written Premium

     For the purposes of computing the New Business Fee, Net Written Premium shall be the gross premiums processed after the Effective Date less premium refunds on such gross premiums and shall be limited to premiums produced by CLIC s and IFLAC s existing accounts as of the Effective Date, which accounts are listed on Exhibit D attached hereto and made a part hereof, and any such additional accounts as may be added through such accounts.

SECTION 2.3    METHOD OF PAYMENT

     The New Business Fee payments to Consumers shall be payable quarterly on the 25th day of the month following each calendar quarter, commencing with the first calendar quarter ending after the Effective Date, unless the Closing has not occurred as of the date the first payment is otherwise due, in which case the first payment shall be paid at the Closing. The New Business Fee payments otherwise due to Consumers during the three-year period following the Effective Date shall be reduced by amounts, as specified below, which are required to be deposited into the Contingency Fund referred to in Section 1.4 and described in Exhibit F. The amounts to be withheld from the New Business Fee payments and deposited into the Contingency Fund shall be computed as follows: (i) 40% of the remaining portion of the Contingency Fund shall be withheld from New Business Fee payments due in the first year following the Effective Date, (ii) 30% of such remaining portion shall be withheld from payments due in the second year following the Effective Date and (iii) 30% of such remaining portion shall be withheld from payments due in the third year following the Effective Date. The amount to be withheld for each year shall be withheld equally from each quarterly New Business Fee payment.

     If the New Business Fee calculation for any quarter is less than the amount which is required to be withheld for that quarter, then no New Business Fee payment shall be made to Consumers and LOTS shall be entitled to carry over any deficiency as a deduction against the New Business Fee payment due for the next quarter. If, at the end of the three-year period, the New Business Fees are insufficient or if for any other reason the entire amount required to be withheld and deposited into the Contingency Fund has not been withheld, then LOTS shall withhold all subsequent New Business Fee payments otherwise due to Consumers until the required amount has been withheld, following which time Consumers shall be entitled to the entire New Business Fee as computed.

     In the event Shareholder Approval is not received pursuant to
Section 8.1 and Consumers does not make the required fee payments (the Administrative Fees ) under the Administrative Services Agreement effective January 1, 1998, LOTS shall have the right, until such Administrative Fees are paid on a current basis by Consumers to (i) withhold such Administrative Fees from the New Business Fee payments otherwise due Consumers, as set forth in this
Section 2.3 and (ii) reduce the payment frequency of the New Business Fee payments from quarterly to annually.

SECTION 2.4    NEW CREDIT BUSINESS TRANSACTIONS BETWEEN THE
               EFFECTIVE DATE AND DECEMBER 31, 1997

     With regard to transactions relating to the New Credit Business which occur during the Interim Period and in accordance with the terms of the Reinsurance Agreements, CLIC and IFLAC shall pay to LOTS or its designee an amount equal to (i) the net written credit insurance premiums; less (ii) claims paid; less (iii) commissions paid; less (iv) premium and privilege taxes incurred on the net written credit insurance premiums; less (v) reinsurance settlement payments made by CLIC and IFLAC to any producer-owned reinsurance companies. The amount due pursuant to this Section shall be settled on a combined basis with the amount computed in
Section  1.5.

SECTION 2.5    REINSURANCE ARRANGEMENT FOR NEW CREDIT BUSINESS

     CLIC shall continue to write credit insurance on its policy or certificate forms in the New Credit Business accounts designated by LOTS in accordance with the terms as set forth in Section 2.1 for a period of up to two (2) years from the Effective Date with LOTS having the right to terminate the arrangement by giving CLIC at least 30 days written notice of termination. Except during the Interim Period, all premiums on the New Credit Business shall be collected by LOTS and all commissions and claims shall be paid directly by LOTS. Premium and privilege taxes shall continue to be paid by CLIC and reimbursed by LOTS or its designee. All New Credit Business produced under this arrangement shall be reinsured on a monthly basis (except during the Interim Period when the reinsured amounts shall be reinsured and settled at the Closing) to American Republic under the terms of the Indemnity Reinsurance Agreement. Except during the Interim Period, LOTS agrees to provide the administrative and marketing services during this period in accordance with the provisions as set forth in Article IV hereof. CLIC shall not be entitled to receive any ceding fees or other compensation for any credit insurance business reinsured under this arrangement.

     IFLAC shall continue to write credit insurance on its policy or certificate forms in the New Credit Business accounts designated by LOTS in accordance with the terms as set forth in Section 2.1 until January 16, 1998. Except during the Interim Period, all premiums on the New Credit Business shall be collected by LOTS and all commissions and claims shall be paid directly by LOTS. Premium and privilege taxes shall continue to be paid by CLIC and reimbursed by LOTS or its designee. All New Credit Business produced under this arrangement shall be reinsured on a monthly basis (except during the Interim Period when the reinsured amounts shall be reinsured and settled at the Closing) to American Republic under the terms of the Assumption and Novation Reinsurance Agreement. Except during the Interim Period, LOTS agrees to provide the administrative and marketing services during this period in accordance with the provisions as set forth in Article IV hereof. IFLAC shall not be entitled to receive any ceding fees or other compensation for any credit insurance business reinsured under this arrangement. Effective January 17, 1998, all New Credit Business previously written on IFLAC s policy or certificate forms, except for New Credit Business written in West Virginia, shall be written on the policy or certificate forms of Classic Life Assurance Company ( Classic ), an Ohio corporation owned by LOTS. New Credit Business written in West Virginia shall be written on CLIC s policy or certificate forms.

     CLIC and IFLAC authorize representatives of LOTS to use their names and stationery, forms and other related documents only for the purposes of the marketing and sale of the New Credit Business under this Agreement. Any other use of the CLIC and IFLAC names and documents relating thereto, is expressly prohibited without the prior written consent of CLIC and IFLAC.

SECTION 2.6    AMOUNTS DUE TO OR FROM AGENTS

     LOTS shall be responsible for, and shall transfer to CLIC and IFLAC on the Closing Date, the net agents balances which arise from credit insurance business issued and processed during the Interim Period. With respect to cash payments made by agents which are received by CLIC and IFLAC after the Interim Period, CLIC and IFLAC shall promptly remit such amounts to LOTS unless CLIC and IFLAC determine that those collections relate to business issued and processed on or before the Effective Date.

                            ARTICLE III
                        FEE INCOME BUSINESS

SECTION 3.1    SALE OF FEE INCOME BUSINESS

      Consumers agrees to sell and LOTS agrees to acquire and use its best efforts to convert and retain all of the Fee Income Business and will manage such business on a state by state basis. Consumers agrees to assist and use its best efforts to facilitate the timely transfer of the Fee Income Business to LOTS.

SECTION 3.2    COMPENSATION FOR FEE INCOME BUSINESS

     In exchange for Consumers assistance in facilitating the transfer of the Fee Income Business, LOTS agrees to pay to Consumers 50% of the Net Fee Income (as hereinafter defined) collected on the Fee Income Business generated by all of the accounts of Consumers as of the Effective Date (which accounts are listed on Exhibit D attached hereto and hereby made a part hereof) for a 60 month term beginning on the Effective Date (the Marketing Fee ). For purposes of computing the Marketing Fee, extended service contract business underwritten and administered by Acceleration National Insurance Company under the product name
 CostGuard shall be excluded. Payment will be made by LOTS by the 25th day following the end of each month commencing with the first month ending after the Effective Date and continuing for a period of 60 months. "Net Fee Income shall be defined as the fee and commission income derived from the marketing of Fee Income Business, less (i) sales bonuses and commissions incurred, less
(ii) the cost of products sold, and less (iii) direct administrative expenses, as identified in the Marketing and Sales Agreement, attached hereto as Exhibit G.

        With respect to Fee Income Business produced by Consumers during the Interim Period, Consumers shall transfer to LOTS at the Closing the Net Fee Income less the Marketing Fee.

SECTION 3.3    CHANGE IN CORPORATE NAME

     In conjunction with the sale of the Fee Income Business, at Closing, Consumers shall cause to be transferred to LOTS the service mark Consumers Car Care and any logos, slogans and any other intangible property relating to such service mark and arrange to have the necessary documents for such change of ownership filed with the United States Patent and Trademark Office and any other regulatory authority.

                             ARTICLE IV
                 ADMINISTRATIVE SERVICES; PERSONNEL

SECTION 4.1    ADMINISTRATIVE SERVICES

     LOTS agrees to use and Consumers agrees to provide certain administrative and support services (hereinafter referred to as
 Administrative Services ) to administer the Inforce Business, the New Credit Business and the Fee Income Business during the Interim Period, in accordance with the terms of the Administrative Services Agreement between the Parties attached hereto as Exhibit H, provided that LOTS has the right to extend until January 31, 1998 the term of the Administrative Services Agreement by giving Consumers at least 30 days prior written notice. Upon the expiration of the Administrative Services Agreement, LOTS shall be
responsible for and provide administrative services   pursuant to
an Administrative Services Agreement between the parties effective January 1, 1998, the terms of which shall be consistent with the Agreement to Perform Administration, a copy of which is attached hereto as Exhibit I.

SECTION 4.2    PERSONNEL

     LOTS agrees to use and Consumers agrees to provide CLIC s and IFLAC s marketing and sales and support personnel during the Interim Period in accordance with the terms of the Marketing and Sales Agreement between the Parties attached hereto as Exhibit G.

     As of January 1, 1998, LOTS agrees to retain the sales management team of CLIC and IFLAC [Ralph R. Byrnes, Charles R. McCloud and Stephen Twersky] and LOTS further agrees to retain the remainder of the sales force of CLIC and IFLAC subject to the recommendations of Mr. Byrnes. LOTS will bridge benefits to those employees retained by LOTS and waive all waiting periods for LOTS corporate benefits, including but not limited to, health insurance, profit sharing, 401(k) plan participation, group insurance, and other benefit programs typically offered to LOTS employees. LOTS further agrees to credit the retained employees with their years of service with CLIC and IFLAC as if they were employed for the same period by LOTS.

4.3  BOOKS, ACCOUNTS AND RECORDS

     All books, accounts, records, policies, forms and/or other documents relating to the business of this Agreement shall be subject at reasonable times to inspection by a duly authorized representative either of Consumers or LOTS and copies thereof may be requested and provided by one Party to the other. All of such information shall be confidential and, except as may be required under this Agreement or by law, shall not be disclosed to any third party.
     In addition, with respect to the credit insurance business under this Agreement, LOTS shall provide Consumers with a periodic accounting of all transactions consisting of data in the form mutually agreed to by the Parties for proper entry into its books for financial statement purposes. LOTS, with respect to the Fee Income Business shall provide Consumers with a periodic accounting of all transactions consisting of data in the form reasonably required by Consumers from time to time for proper entry into its books for financial statement purposes.

                             ARTICLE V
              CLOSING; EFFECTIVE DATE AND TERMINATION

SECTION 5.1    CLOSING

     The closing (the "Closing") shall take place at the offices of Consumers on a mutually agreed day and time within ten (10) days after (i) all required approvals of the transactions contemplated hereby are received from the Arizona, Delaware and Ohio Departments of Insurance and any other regulatory department or governmental entity having jurisdiction over these transactions (the "Regulatory Approvals"), and (ii) this Agreement and those transactions contemplated herein are approved by the shareholders of CFC (the "Shareholder Approval"). The actual date of the Closing shall be the "Closing Date".

SECTION 5.2    EFFECTIVE DATE

     Subject to receipt of the Regulatory and Shareholder
Approvals, the parties have agreed that the effective date of this Agreement shall be October 1, 1997 (the "Effective Date").

SECTION 5.3    TERMINATION

     This Agreement may be terminated at any time prior to the Closing Date, whether before or after the approval of the shareholders of CFC: (i) upon the mutual written consent of the Parties, (ii) by LOTS, if there has been a material misrepresentation or breach of a warranty, covenant or other agreement by Consumers contained herein or if any of the conditions precedent to LOTS' obligations hereunder shall not have been satisfied on or before the Closing Date, (iii) by Consumers, if there has been a material misrepresentation or breach of a warranty, covenant or other agreement by LOTS contained herein or if any of the conditions precedent to Consumers' obligations hereunder shall not have been satisfied on or before the Closing Date, or (iv) if the transactions contemplated herein are not consummated on or before January 31, 1998, provided, however, that this Agreement shall not terminate if the Closing has not occurred due to a delay in receiving either the Regulatory Approvals or Shareholder Approval which delay is beyond the control of the Parties, in which case any of the Parties may request an extension reasonably necessary to obtain regulatory or shareholder approval, and which consent may not be unreasonably withheld prior to May 31, 1998 after which such consent may be withheld in the sole discretion of any Party.

SECTION 5.4    EFFECT OF TERMINATION

     Except as provided in Section 8.1(c) with respect to Shareholder Approval and Section 8.3 with respect to expenses and fees, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to any other Party hereto or its shareholders or directors or officers in respect thereof, and each Party shall be responsible for its own expenses, except that nothing herein shall relieve any Party from liability for any willful breach of this Agreement.

SECTION 5.5     AMENDMENT

     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto; provided, however, that after Shareholder Approval of the Sale of Assets, no amendment may be made which decreases the consideration to which Consumers is entitled to receive pursuant to this Agreement or otherwise materially adversely affects the shareholders of CFC without the further approval of the shareholders of CFC.

SECTION 5.6    WAIVER

     Any time prior to the Closing Date, whether before or after Shareholder Approval is received, any Party hereto may (a) in the case of Consumers, extend the time for the performance of any of the obligations or other acts of LOTS or, subject to the provisions contained in Section 5.5, waive compliance with any of the agreements of LOTS or with any conditions to the respective obligations of Consumers, or (b) in the case of LOTS, extend the time for the performance of any of the obligations or other acts of Consumers, subject to the provisions contained in Section 5.5, or waive compliance with any conditions to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

                             ARTICLE VI
            REPRESENTATIONS AND WARRANTIES OF CONSUMERS

     Consumers represents and warrants to LOTS as follows:

SECTION 6.1    ORGANIZATION AND GOOD STANDING OF CFC

     CFC is a corporation duly organized and presently subsisting under the laws of the Commonwealth of Pennsylvania. It has, or at the Closing will have, the corporate legal capacity, power and authority to enter into and consummate the transactions contemplated in this Agreement and subject to receiving the Regulatory Approvals and Shareholder Approval, such transactions will be binding and valid obligations of CFC and will not violate the terms of its Articles of Incorporation or By-laws. In addition, at Closing there will be no legal impediments to CFC proceeding with the transactions contemplated hereby. The closing of such transactions will not cause a default or event of termination under any material contract to which CFC is a party and all necessary approvals have been or will be obtained prior to Closing.

SECTION 6.2    ORGANIZATION AND GOOD STANDING OF CLIC

     CLIC is a corporation duly incorporated, validly existing in good standing under the laws of the State of Delaware, with full corporate powers to own and operate its business and properties and to carry on its business substantially as presently conducted by it. Except as otherwise disclosed in this Agreement, CLIC is or will be at Closing duly qualified, licensed and in good standing as a domestic life insurance company in the State of Delaware and duly qualified, licensed and in good standing as a foreign life insurance company in the states and territories where such qualification is required, and neither the character of the properties owned or held nor the nature of the businesses conducted at the date hereof requires qualification in any other state or jurisdiction. A copy of the Articles of Incorporation and By-laws of CLIC, as amended to date, have been provided to LOTS, and are true, correct and in full force and effect.

SECTION 6.3    ORGANIZATION AND GOOD STANDING OF IFLAC

     IFLAC is a corporation duly incorporated, validly existing in good standing under the laws of the State of Ohio, with full corporate powers to own and operate its business and properties and to carry on its business substantially as presently conducted by it. Except as otherwise disclosed in this Agreement, IFLAC is or will be at Closing duly qualified, licensed and in good standing as a domestic life insurance company in the State of Ohio and duly qualified, licensed and in good standing as a foreign life insurance company in the states and territories where such qualification is required, and neither the character of the properties owned or held nor the nature of the businesses conducted at the date hereof requires qualification in any other state or jurisdiction. A copy of the Articles of Incorporation and Code of Regulations of IFLAC, as amended to date, have been provided to LOTS, and are true, correct and in full force and effect.

SECTION 6.4    PROPER CORPORATE ACTION

     The execution of this Agreement and the transactions contemplated herein have been or will be before Closing duly authorized by the Board of Directors of CFC, CLIC and IFLAC. These transactions will be presented to the shareholders of CFC for Shareholder Approval at a special meeting of shareholders held prior to Closing, and CFC has delivered, or will deliver prior to or at Closing, to LOTS true, correct and certified copies of the resolutions of CFC's, CLIC's and IFLAC s Board of Directors and the shareholders of CFC authorizing the transactions.

SECTION 6.5    ABSENCE OF CONFLICTING LAWS OR AGREEMENTS

     Subject to receiving the Regulatory Approvals and Shareholder Approval, the execution, delivery and performance of this Agreement by Consumers does not, and the consummation of the transactions contemplated in this Agreement will not, (i) contravene any provision of the Certificate of Incorporation or Bylaws of CFC or CLIC, or the Articles of Incorporation or Code of Regulations of IFLAC; (ii) conflict with, result in a breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material contract, agreement, lease, indenture, instrument or license to which Consumers is a party or by which it or its assets or properties may be bound or affected; (iii) to the knowledge of Consumers, violate or conflict with any federal, state or local law, statute, rule, regulation, order, judgment or decree; or (iv) result in or require the creation or imposition of any mortgage, pledge, lien, security interest, claim, charge or encumbrance upon or with respect to the assets of Consumers.

SECTION 6.6    FINANCIAL STATEMENTS

     Consumers has or will deliver to LOTS prior to Closing copies of the following financial statements which have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding years and which present fairly the financial condition of CFC and its subsidiaries as of said date and the results of their operations for said period:

          (i)  Annual Report on Form 10-K for the year
          ended December 31, 1996 filed with the
          Securities and Exchange Commission (the
           Commission ) which includes the Consolidated
          Balance Sheet as of December 31, 1996 and
          Consolidated Statement of Operations for the year ended December 31, 1996, which have been audited by Arthur Andersen LLP;

          (ii) Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September
          30, 1997 filed with the Commission which include Unaudited Consolidated Balance Sheets as of March 31, June 30 and September 30,
          1997, respectively and Consolidated Statements of Operations for the three, six and nine month periods ended March 31, June 30 and September
          30, 1997, respectively;

          (iii)     Any Reports on Form 8-K filed with
          the Commission during the period beginning on December 31, 1996 and ending on the Closing
          Date.

     Since September 30, 1997, there has been no material adverse change in the assets being purchased hereunder from that set forth in the September 30, 1997 financial statements described above.



SECTION 6.7    LITIGATION

     There is no decree, judgment, order, action, suit, investigation or claim or legal, administrative, arbitration or other proceeding pending or to the knowledge of Consumers threatened against it, at law or in equity, by or before any court or governmental agency, department or instrumentality or arbitration board (i) which might materially affect the financial condition of Consumers on a consolidated basis or the conduct of its business on a consolidated basis or (ii) which relate to the transactions contemplated by this Agreement. Consumers is not in default under any judgment, decree or order of any court, arbitrator, or any governmental or administrative agency against or affecting any of its assets or businesses.

SECTION 6.8    ABSENCE OF UNDISCLOSED LIABILITIES

     Consumers does not know or has any reasonable grounds to know of the assertion against it of any material liability of any nature or in any amount existing as of the date of this Agreement, that should properly have been reflected or reserved against in the balance sheets prepared in accordance with generally accepted accounting principles or statutory accounting principles, as may be appropriate, which was not fully reflected or reserved against in their balance sheets as of December 31, 1996 and September 30, 1997, including, without limitation, tax liabilities due or to become due and whether incurred in respect of, or measured by, its income for any period prior to such dates, or arising out of transactions entered into, or any state of facts existing prior thereto.

SECTION 6.9    RATES, COMPLIANCE WITH LAWS

     The premium rates charged, the policy forms used, and the commissions paid by CLIC and IFLAC on its credit insurance business are those approved by the respective state insurance departments under the applicable insurance laws and regulations (the "Laws and Regulations"). The credit insurance business of CLIC and IFLAC has been and is being conducted in compliance with all the Laws and Regulations. Consumers has received no notice of violation of any Law or Regulation with respect to its credit insurance business and it is not subject to any judicial, regulatory or governmental order, writ, judgment or decree.

SECTION 6.10   TAXES

     Each of CLIC, IFLAC and CFC has duly and timely filed all federal, state, municipal, local and foreign, if any, tax returns and reports, including returns for estimated tax, with respect to all taxes owed by each such company. All taxes imposed on Consumers (including all deposits in connection therewith required by applicable law, and all interest and penalties thereon) which have become due and payable by Consumers for all periods through the date hereof have been paid in full. There is not now any proposed assessment against Consumers of additional taxes of any kind.
There is no dispute or action pending or threatened concerning any tax liability of Consumers.

SECTION 6.11   EMPLOYMENT MATTERS

     Consumers has provided to LOTS all contracts, agreements or arrangements (written or oral) concerning Consumers employment of any individual who will be employed by LOTS or its designee after the Closing, including each such individual s title, compensation and duties. Such information is true and correct in all material respects. LOTS shall have no liability for, and Consumers shall indemnify and hold LOTS harmless from and against any claim with respect thereto, any severance, termination or other payment required to be made to any Consumers employee as a result of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 6.12   FULL DISCLOSURE

     No representation or warranty by Consumers nor any statement or certificate furnished or to be furnished to LOTS pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                            ARTICLE VII
               REPRESENTATIONS AND WARRANTIES OF LOTS

     LOTS represents and warrants to Consumers as follows:

SECTION 7.1    ORGANIZATION AND GOOD STANDING

     LOTS is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia with full corporate powers to own and operate its business and properties and to carry on its business substantially as presently conducted.

SECTION 7.2    PROPER CORPORATE ACTION

     LOTS has full corporate power to enter into and perform this Agreement. Its entry into this Agreement and the transactions contemplated to occur pursuant thereto, have been or will be before Closing duly authorized by resolution of its Board of Directors and no further corporate action will be required.

SECTION 7.3    ABSENCE OF CONFLICTING LAWS OR AGREEMENTS

     Subject to receiving the necessary Regulatory Approvals and Shareholder Approval, the execution, delivery and performance of this Agreement by LOTS, does not, and the consummation of the transactions contemplated in this Agreement will not, (i) contravene any provision of the articles of incorporation or bylaws of LOTS; (ii) conflict with, result in a breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material contract, agreement, lease, indenture, instrument or license to which LOTS is a party or by which their assets or properties may be bound or affected; (iii) to the knowledge of LOTS, violate or conflict with any federal, state or local law, statute, rule, regulation, order, judgment or decree; or
(iv) result in or require the creation or imposition of any mortgage, pledge, lien, security interest, claim, charge or encumbrance upon or with respect to any of the assets of LOTS.

SECTION 7.4    FINANCIAL STATEMENTS

     LOTS has or will deliver to Consumers prior to Closing, copies of its Consolidated Balance Sheets as of December 31, 1996 and September 30, 1997 and its Consolidated Statements of Operations for the respective twelve and nine month periods then ended. Such statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding years and present fairly the financial condition of LOTS and its subsidiaries as of said dates and the results of their operations for said periods.

     Since September 30, 1997, there has been no material adverse change in the assets or financial condition of LOTS and its subsidiaries from that set forth in the Consolidated Balance Sheet dated September 30, 1997.

SECTION 7.5    LITIGATION

     There is no decree, judgment, order, action, suit, investigation or claim or legal, administrative, arbitration or other proceeding pending or, to the knowledge of LOTS, threatened against it, at law or in equity, by or before any court or governmental agency, department or instrumentality or arbitration board (i) which might materially affect the financial condition of LOTS on a consolidated basis or the conduct of its business on a consolidated basis or (ii) which relate to the transactions contemplated by this Agreement. LOTS is not in default under any judgment, decree or order of any court, arbitrator, or any governmental or administrative agency against or affecting any of its assets or businesses.

SECTION 7.6    ABSENCE OF UNDISCLOSED LIABILITIES

     LOTS does not know or have any reasonable grounds to know of the assertion against it of any material liability of any nature or in any amount existing as of the date of this Agreement, that should properly have been reflected or reserved against in the balance sheets prepared in accordance with generally accepted accounting principles or statutory accounting principles, as may be appropriate, which was not fully reflected or reserved against in its balance sheets of December 31, 1996 and September 30, 1997, including, without limitation, tax liabilities due or to become due and whether incurred in respect of, or measured by, its income for any period prior to such dates, or arising out of transactions entered into, or any state of facts existing prior thereto.

SECTION 7.7    FULL DISCLOSURE

     No representation or warranty by LOTS nor any statement or certificate furnished or to be furnished to Consumers pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                            ARTICLE VIII
                ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 8.1    SHAREHOLDER APPROVAL

     (a) As soon as reasonably practicable following the date hereof, CFC shall take all action necessary in accordance with the Securities Exchange Act of 1934 (the Exchange Act ), the laws of the Commonwealth of Pennsylvania and its Articles of Incorporation and Bylaws to call and give notice of a meeting (the "Meeting") of its shareholders to consider and vote upon those items contemplated under this Agreement which require Shareholder Approval (the
      Sale of Assets ) and for such other purposes as may be necessary or desirable. The Board of Directors of CFC has unanimously determined that the Sale of Assets is advisable and in the best interests of the shareholders of CFC and, subject to their fiduciary duties as advised by counsel, shall recommend without qualification of any nature that CFC s shareholders vote to approve the Sale of Assets and any other matters to be submitted to CFC s shareholders in connection therewith. The Board of Directors of CFC shall use commercially reasonable efforts to solicit and secure from shareholders of CFC such approval, subject to their fiduciary duties as advised by counsel, which efforts shall include causing CFC to solicit shareholder proxies therefor and advising LOTS promptly upon its request from time to time as to the status of the shareholder vote then tabulated.

     (b) CFC shall prepare and file with the SEC under the Exchange Act and the rules and regulations promulgated by the SEC thereunder within 30 days following the date hereof, a preliminary draft of the Proxy Statement. LOTS shall cooperate with CFC in the preparation and filing of the Proxy Statement and any amendments and supplements thereto. CFC will use commercially reasonable efforts to have any review of the Proxy Statement conducted by the SEC promptly. As soon as reasonably practicable following completion of any review by, or in the absence of such review, the termination of any applicable waiting period of, the SEC, CFC shall cause to be mailed a definitive Proxy Statement to its shareholders entitled to vote on the Sale of Assets.

     (c) In the event Shareholder Approval is not received for any reason, the Parties shall agree to the transfer of (i) the New Credit Business in accordance with the provisions set forth in Article II hereof, (ii) the Fee Income Business in accordance with the provisions set forth in Article III hereof, and (iii) the Administrative Services and personnel in accordance with the provisions set forth in Article IV hereof, which transfers are expected to occur on January 1, 1998. The Inforce Business shall be retained by Consumers and administered by LOTS under the terms of the Administrative Services Agreement between the Parties effective January 1, 1998 unless otherwise agreed to between the Parties.

SECTION 8.2    CONDUCT OF CONSUMERS  BUSINESS

     Except as otherwise provided in this Agreement, Consumers covenants that until Closing, it will:

     (a) Carry on CLIC's and IFLAC s credit insurance business in the normal and usual course and without limitation maintain normal and usual business practices.

     (b) Use its best efforts to adequately maintain the operating efficiency of its offices and equipment.

     (c) Maintain its policies of insurance against fire or other casualty to its property in full force and effect pending Closing.

     (d) Use its best efforts to maintain and preserve CLIC's and IFLAC s business organization, to maintain the services of CLIC's and IFLAC s present officers, employees and field representatives, and to preserve the goodwill of its suppliers, customers and others with whom it has business relationships.

     (e) Remain in compliance with all applicable laws, rules and regulations.

     (f) Maintain all of CLIC's and IFLAC s policy filings on a current basis.

     (g)  Use its best efforts to obtain the Regulatory
     Approvals and Shareholder Approval of this transaction.

     (h) Continue to conduct its business in the normal course.

     (i) Not terminate, extend, or modify any contract with the officers, employees or field representatives to be retained by LOTS except as presently provided by contract, or make any material change with respect to the compensation or terms of employment of such officers, employees or field representatives.

     (j) Not grant any general or uniform increase in the rates of pay for the officers, employees and field representatives to be retained by LOTS, or institute any pension, profit sharing, insurance or similar employee benefit or welfare program for such officers, employees and field representatives.

     (k) Not make any change to CLIC's and IFLAC s reinsurance treaties.

SECTION 8.3    EXPENSES; BREAK-UP FEE

     If, prior to the Closing Date, CFC is offered a transaction by another party that CFC believes is a more favorable transaction for its shareholders, and the Board of Directors of CFC, in the exercise of its fiduciary duty, decides to proceed with the new party, CFC shall promptly (and, in any event, within five days) pay LOTS a $250,000 break-up fee, which shall be LOTS sole remedy against CFC for such action. Except as provided in the immediately preceding sentence, whether or not the Sale of Assets is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

SECTION 8.4     OTHER AGREEMENTS

     Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, filings required under the Exchange Act; provided that the foregoing shall not require LOTS or CFC to make, or agree to make, any divestiture of a material asset in order to obtain any waiver, consent or approval.

SECTION 8.5    PUBLIC ANNOUNCEMENTS

     Neither LOTS nor CFC will make, issue or release any oral or written public announcement or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions or status of, the transactions contemplated by this Agreement and the Sale of Assets, or make any other communication to its shareholders or the investing public, directly or indirectly (including press releases and statements to securities analysts), without first making a good faith attempt to obtain the prior approval of, or concurrence in, the contents of such announcement, acknowledgment or statement by the other Party or Parties, which approval or concurrence shall not be unreasonably withheld or delayed.

SECTION 8.6    EXCLUSIVE DEALING

     Consumers shall not solicit, or, except to the extent required by applicable law relating to fiduciary obligations of directors upon advice of counsel, negotiate or enter into any agreement with any other person or entity concerning the Sale of Assets or furnish to any person or entity interested in making any such acquisition any information concerning the Sale of Assets. Consumers shall notify LOTS immediately upon the approach of any such person or entity. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to prohibit CFC or its Board of Directors from (i) making any recommendation with respect to the Sale of Assets and related disclosure to shareholders, or (ii) disclosing, under protection of an appropriate confidentiality agreement, non-public information concerning CFC to a person who has made a bonafide, binding and firm, fully-financed offer to acquire all of the outstanding common stock of CFC, including the Sale of Assets for a price in excess of the price to be paid under the terms of this Agreement, which are higher and better to CFC s shareholders, which, in the judgment of CFC and its Board of Directors, on the advice in writing of counsel, shall be required by law.

SECTION   8.7  NONCOMPETE COVENANT OF CONSUMERS

     (a) For the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Period"), Consumers agrees that it will not directly or indirectly solicit or service any New Credit Business or Fee Income Business account transferred under the terms of this Agreement without the prior written consent of LOTS unless (i) LOTS is no longer involved in the marketing, sale or administration of credit insurance, or (ii) the subject account is terminated by LOTS or terminates its relationship with LOTS.

     (b) Consumers shall not at any time during the Period, without the prior written consent of LOTS, (i) request or advise any customer of, or other person or entity having business dealings with, LOTS, to withdraw, curtail or cancel such business, or (ii) induce or attempt to influence any employee or independent contractor of LOTS to terminate his or her employment or his, her or its status as an independent contractor.

     (c)  If the scope of any restriction contained in this
     Section 8.7 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Consumers hereby consents that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Consumers hereby acknowledges and confirms that after the sale of the credit insurance business to LOTS, any activity of the nature referred to in this section by Consumers would cause irreparable injury to LOTS.

     (d) Consumers acknowledges that LOTS' remedy at law for any breach of any of Consumers' obligations under this
     Section 8.7 would be inadequate, and Consumers agrees that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Section 8.7 without the necessity of proof of actual damages. Prior to initiating such proceeding, LOTS shall give Consumers written notice of such breach. If Consumers does not remedy such breach to the satisfaction of LOTS within ten (10) days following receipt of such written notice, LOTS may proceed to enforce the provisions of this Section 8.7.

SECTION 8.8    ACCESS AND INFORMATION

      From and after the date of this Agreement and until Closing, Consumers shall give to LOTS and its representatives full access during normal business hours to all of the properties, books, contracts, documents, and records relating to the business of Consumers covered by this Agreement and will furnish to LOTS all information with respect to the affairs of Consumers as LOTS may from time to time reasonably request, provided; however, that any furnishing of such information to LOTS and any investigation by LOTS shall not affect the right of LOTS to rely upon the representations and warranties made by Consumers in or pursuant to this Agreement. LOTS and its representatives shall treat all information originally obtained from Consumers and not otherwise known to LOTS or already in the public domain as confidential; provided, however, that nothing herein shall be construed to prohibit LOTS from disclosing to any of its advisors any such information. If this Agreement is not consummated, LOTS shall return all copies made by LOTS and its representatives, of materials belonging to Consumers or relating to its business. Consumers shall treat as confidential any and all information not otherwise in the public domain concerning LOTS.

                             ARTICLE IX
                  CONDITIONS PRECEDENT TO  CLOSING

SECTION 9.1    CONDITIONS PRECEDENT TO LOTS' OBLIGATION TO CLOSE

     The obligation of LOTS under this Agreement on the Closing
Date is subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) All representations and warranties by Consumers which are contained in this Agreement shall be true in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and Consumers shall have performed and complied with all agreements and conditions required by this Agreement prior to or at Closing, and shall have delivered to LOTS an officer's certificate certifying thereto.

     (b)  Receipt of all Regulatory Approvals and Shareholder
     Approval approving this Agreement and the transactions contemplated herein.

     (c) There shall not be in force at Closing any order or decree, or any complaint praying for an order or decree, restraining or enjoining the consummation of this Agreement and none of the Parties shall have received notice from any governmental department, court, agency or commission of its intention to restrain or enjoin the consummation of this Agreement or to nullify or render ineffective this Agreement if consummated, or any inquiry from such governmental department, court, agency or commission indicating an intent to review this Agreement under any laws of the United States.

     (d) Delivery of the certificate of the Secretary of CFC and CLIC setting forth the resolutions of CFC's, CLIC's and IFLAC s Board of Directors authorizing the execution, delivery and performance of this Agreement.

     (e) Delivery of the certificate of the Secretary of CFC setting forth the resolution duly adopted by the shareholders of CFC evidencing the approval of the Sale of Assets.

     (f) An opinion of counsel for Consumers to the effect that execution of this Agreement and each act and document to be performed and executed by Consumers are the valid and duly authorized or ratified act of Consumers, and to such other matters as LOTS may reasonably request and counsel for Consumers agrees to give.

     (g) Termination of all of CLIC's and IFLAC s existing surplus relief reinsurance agreements.

     (h)  Delivery of the Initial Asset Transfer Amount

     (i) The execution and delivery of the following agreements .

          (1)  The Indemnity Reinsurance Agreement between
          CLIC and American Republic.

          (2)  The Assumption and Novation Reinsurance
          Agreement between IFLAC and American Republic.

          (3)  The Assignment by CLIC of the Alabama Reassurance
          Company Retrocession Agreement to LOTS.

          (4)  The  Marketing and Sales Agreement.

          (5)  The Administrative Services Agreement effective
          October 1, 1997.

          (6)  The Administrative Services Agreement effective
          January 1, 1998.

          (7) The Stock Purchase Agreement for the purchase of CRC by LOTS.

          (8) The Assumption and Novation Agreements for the producer-owned companies referred to in Schedule A of the Reinsurance Agreements

     (j) Closing on the purchase of CRC by LOTS in accordance with the terms of the Stock Purchase Agreement.

     (k) LOTS, in its sole discretion, may waive any defect in any representations, conditions precedent or covenants set forth in this Agreement.

SECTION 9.2    CONDITIONS PRECEDENT TO CONSUMERS' OBLIGATION TO
               CLOSE

     The obligation of Consumers under this Agreement on the Closing Date is subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) All representations and warranties by LOTS which are contained in this Agreement shall be true in all material respects at and as of Closing as though such representations and warranties were made at and as of such time and LOTS shall have performed and complied with all agreements and conditions required by this Agreement and shall have delivered to Consumers an officer's certificate certifying thereto.

     (b)  Receipt of all Regulatory Approvals and Shareholder
     Approval approving this Agreement and the transactions contemplated herein.

     (c) There shall not be in force at Closing any order or decree, or any complaint praying for an order or decree, restraining or enjoining the consummation of this Agreement and none of the Parties shall have received notice from any governmental department, court, agency or commission of its intention to restrain or enjoin the consummation of this Agreement or to nullify or render ineffective this Agreement if consummated, or any inquiry from such governmental department, court, agency or commission indicating an intent to review this Agreement under any laws of the United States.

     (d) Delivery of the certificate of the Secretary of LOTS setting forth the resolutions of LOTS Board of Directors authorizing or ratifying the execution, delivery and performance of this Agreement.

     (e) The execution and delivery of the following agreements:

          (1)  The Indemnity Reinsurance Agreement between
          CLIC and American Republic

          (2)  The Assumption and Novation Reinsurance
          Agreement between IFLAC and American Republic

          (3)  The Assignment by CLIC of the Alabama
          Reassurance Company Retrocession Agreement to LOTS.

          (4)  The  Marketing and Sales Agreement.

          (5)  The  Administrative Services Agreement
          effective October 1, 1997.

          (6)  The Administrative Services Agreement effective
          January 1, 1998.

          (7) The Stock Purchase Agreement for the purchase of CRC by LOTS.

          (8) The Assumption and Novation Agreements for the producer owned companies referred to in Schedule A of the Reinsurance Agreements

     (f)  Closing on the purchase of Consumers Reinsurance
     Company by LOTS in accordance with the terms of the Stock
     Purchase Agreement.

     (g) An opinion of counsel for LOTS to the effect that execution of this Agreement and each act and document to be performed and executed by LOTS is the valid and duly authorized or ratified act of LOTS and to such other matters as Consumers may reasonably request and counsel for LOTS agrees to give.

     (h) The termination of the employment contract between Ralph R. Byrnes and CLIC and the voluntary resignation of those officers and employees of CLIC and IFLAC retained by LOTS as provided in Section 4.2 hereof, effective December 31, 1997 .

     (i) Consumers, in its sole discretion, may waive any defect in any representations, conditions precedent or covenants set forth in this Agreement.

                             ARTICLE X
                    SURVIVAL AND INDEMNIFICATION

SECTION 10.1   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
               COVENANTS

     All representations, warranties and covenants of the Parties made under or pursuant to this Agreement shall survive the Closing Date until the fifth anniversary thereof except Consumers warranties and representations with respect to claims made for payment for retrospective commissions which shall survive the Closing Date for a period not to exceed two (2) years.

SECTION 10.2   INDEMNITY BY LOTS

     Subject to the provisions of Section 10.4 hereof, LOTS hereby covenants and agrees to indemnify and hold harmless Consumers and its successors and assigns from and against any and all loss, liability, damage, including punitive or extra contractual damages, or expense (including, but not limited to, reasonable attorney's fees) arising out of, or resulting from (i) any misrepresentation or breach of any warranty, representation, covenant or agreement made by LOTS in this Agreement, including the exhibits hereto and any and all written statements, certificates, instruments and documents delivered to Consumers pursuant to this Agreement, and
(ii) any actions taken by LOTS, its officers, employees, agents or representatives in the marketing, sales and administration of the credit insurance policies of CLIC and IFLAC or in adjusting, denying, resisting or defending any claim under the said policies after January 1, 1998. To the extent the loss, liability, damage, including punitive or extra contractual damages, or expense has resulted from the reasonable reliance by LOTS on statements made or information forwarded by Consumers, this paragraph on indemnification will not be applicable.

SECTION 10.3   INDEMNITY BY CONSUMERS

     Subject to the provisions of Section 10.4 hereof, Consumers, jointly and severally, hereby covenants and agrees to indemnify and hold harmless LOTS and its successors and assigns from and against any and all loss, liability, damage, including punitive or extra contractual damages, or expense (including, but not limited to, reasonable attorney's fees) arising out of, or resulting from (i) any misrepresentation or breach of any warranty, representation, covenant or agreement made by Consumers in this Agreement, including the exhibits hereto and any and all written statements, certificates, instruments and documents delivered to LOTS pursuant to this Agreement, (ii) any actions taken by Consumers, their officers, employees, agents or representatives in the marketing, sales and administration of the credit insurance policies of CLIC and IFLAC or in adjusting, denying, resisting or defending any claim under the said policies, (iii) except for those liabilities expressly assumed by LOTS hereunder, any and all liabilities of Consumers of any nature, whether accrued, absolute, contingent or
otherwise,    (iv) any  liability arising from the defined term
Excluded Liabilities; and (v) any liability which arises out of or results from any claim asserted by any inactive dealer account for retrospective commission payments, to the extent of any amount which was due as of the Effective Date. To the extent the loss, liability, damage, including punitive or extra contractual damages, or expense has resulted from the reasonable reliance by Consumers on statements made or information forwarded by LOTS, this paragraph on indemnification will not be applicable.

SECTION 10.4   NOTICE TO INDEMNIFY

     Within sixty (60) days after receipt by Consumers or LOTS, as the case may be (the "Indemnified Party"), of notice of the commencement of any claim, action or proceeding against it, the Indemnified Party shall give notice to the other Party (the "Indemnifying Party") of such claim, action or proceeding and the Indemnifying Party shall at its expense assume the defense of any claim, action or proceeding; provided, however, that the failure by the Indemnified Party to give timely notice as provided herein shall absolutely relieve the Indemnifying Party of its indemnification obligations under this Agreement, unless the failure to give actual notice to the Indemnifying Party results in no damage to the Indemnifying Party. In the defense of any such claim against the Indemnified Party (whether singly or with the Indemnifying Party) or of any action or proceeding in which the Indemnified Party is named as a party, the Indemnifying Party shall not, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim, action or proceeding. The Indemnified Party and the Indemnifying Party shall cooperate in the defense of any claim, action or proceeding and the records of each relating to the subject matter of such defense shall be available to the other with respect to such defense.

SECTION 10.5   RETENTION OF RIGHTS

     Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall have the right to employ separate counsel in any such claim, action or proceeding which counsel may participate actively and fully as co-counsel in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in a timely manner, or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by its counsel that representation of the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed), due to actual or potential differing interests between them (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party). The Indemnifying Party shall not be liable for any settlement of any such claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld) but if settled with such written consent, or if there be a final judgment for the plaintiff in any such claim, action or proceeding, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party to the extent provided herein by reason of such settlement or judgment.

                             ARTICLE XI
                            ARBITRATION

SECTION 11.1   ARBITRATION

     The Parties agree that should any dispute arise between the Parties with reference to interpretation of this Agreement or their rights with respect to any transaction involving this Agreement, whether such dispute arises before or after termination hereof, such dispute shall be submitted to arbitration to be held in Philadelphia, Pennsylvania in accordance with the rules of Commercial Arbitration of the American Arbitration Association. Notwithstanding the foregoing, the provisions of this section shall not prohibit any Party from seeking, and each Party shall have the right to seek and obtain, injunctive relief in a court of proper jurisdiction in order to maintain the status quo prior to or during the pendency of any arbitration proceeding commenced hereunder.

SECTION 11.2   PROCEDURE

     One arbitrator shall be chosen by LOTS, one by Consumers, and an umpire chosen by the two arbitrators. If either Party fails to name an arbitrator within thirty (30) days after receiving a written request by the other Party to do so, the requesting Party may choose two arbitrators who shall in turn choose an umpire. The arbitrators and the umpire shall be disinterested executive officers or former executive officers of credit insurance or credit reinsurance companies authorized to transact business in the United States or any Fellow of the Society of Actuaries or any partner or principal in a nationally recognized accounting firm with credit insurance experience. The arbitrators shall be relieved from all judicial formalities and may abstain from following the strict rules of law. They shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. A majority decision by the arbitrators and umpire shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each Party shall bear the expense of its own arbitrator and shall jointly and equally bear, with the other Party, the expense of the umpire and the arbitration, unless otherwise determined by the arbitrators and umpire.

                            ARTICLE XII
                           MISCELLANEOUS

SECTION 12.1   EXHIBITS

     All Exhibits hereto are deemed a part hereof and incorporated herein. All statements contained in any certificate or other instrument delivered by or on behalf of the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated hereby, or contained in any Exhibit hereof, shall be true at Closing as though such representations and warranties were made at and as of such time.

SECTION 12.2   EXPENSES

     The Parties shall pay their own expenses, incident to the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to, the payment of fees for professional services provided by their attorneys, accountants, actuaries and experts. Neither Consumers nor LOTS shall have any liability or responsibility to each other for the payment of any finder's fee or broker's commission arising from any transaction under this Agreement, and each of Consumers and LOTS shall hold the other harmless from and against any such fee or commission due or claimed to be due from it.

SECTION 12.3   CONTENTS OF AGREEMENT; PARTIES IN INTEREST

     This Agreement sets forth the entire understanding of the Parties. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by their successors and assigns. No assignment of this Agreement shall be made, however, without the written consent of the other Party, which consent shall not be unreasonably withheld.

SECTION 12.4   FURTHER DOCUMENTS

     Each Party shall cooperate and take such action as may reasonably be requested by the other Party in order to carry out the provisions and purpose of this Agreement

SECTION 12.5   EXECUTION

     This Agreement, upon completion of all Exhibits hereto to the mutual satisfaction of the Parties and the attachment of such Exhibits to this Agreement, may be simultaneously executed in several counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

SECTION 12.6   EFFECT OF TABLE OF CONTENTS; USE OF DESCRIPTIVE
               HEADINGS; ETC.

     The Table of Contents preceding this Agreement but under the same cover, and the descriptive headings of the several paragraphs and subparagraphs are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Whenever used in this Agreement, and the context so requires, the singular shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

SECTION 12.7   NOTICES

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered to the person to whom it was addressed after being sent by facsimile, mailed by an overnight delivery service requiring a receipt (such as Federal Express) or mailed, postage prepaid, certified or registered air-mail, return receipt requested addressed to:

     (a)  If to Consumers to:

          Consumers Financial Corporation
          1200 Camp Hill By-Pass
          P. O. Box 26
          Camp Hill, Pennsylvania 17001-0026
          Attention: R. Fredric Zullinger, Senior Vice President
          Facsimile: 717-761-9473

     (b)  If to LOTS to:

          Life of the South Corporation
          100 West Bay Street
          P. O. Box 44130
          Jacksonville, FL 32231-4130
          Attention: Ned Hamil, CLU, President
          Facsimile: 904-354-4525

     Either Party may change its address for notice by providing notice to the other Party in the manner set forth above.

SECTION 13.8   GOVERNING LAW

     This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, including its statute of limitations but without regard to its conflict of laws rule.


       [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Parties by their duly authorized officers have executed this Agreement on the day and year first above written.


ATTEST:                  CONSUMERS FINANCIAL CORPORATION


/S/ Peter J. Kramer      By /S/ James C. Robertson
Secretary
                         Its President



ATTEST:                  CONSUMERS LIFE INSURANCE COMPANY


/S/ Peter J. Kramer      By /S/ R. Fredric Zullinger
Secretary                Its Senior VP & CFO



ATTEST:                  INVESTORS FIDELITY LIFE
                         ASSURANCE CORP.

/S/ Peter J. Kramer      By /S/ William J. Walsh, Jr.
Secretary                Its Executive Vice President



ATTEST:                  LIFE OF THE SOUTH CORPORATION


/S/ David Hardegree      By /S/ Ned Hamil
Assistant Secretary      Its President




                        INDEX OF EXHIBITS




A    INDEMNITY REINSURANCE AGREEMENT BETWEEN CLIC AND AMERICAN
     REPUBLIC

B    ASSUMPTION AND NOVATION REINSURANCE AGREEMENT BETWEEN IFLAC
     AND AMERICAN REPUBLIC

C    ASSUMPTION AND NOVATION AGREEMENT BETWEEN CLIC, LOTS AND
     ALABAMA REASURANCE COMPANY (CNC INFORCE BUSINESS)

D    CREDIT INSURANCE AND FEE INCOME ACCOUNTS

E    STOCK PURCHASE AGREEMENT

F    BASIC ASSET TRANSFER AND CONTINGENCY FUND CALCULATIONS

G    MARKETING AND SALES AGREEMENT

H    ADMINISTRATIVE SERVICES AGREEMENT (EFFECTIVE OCTOBER 1, 1997)

I    AGREEMENT TO PERFORM ADMINISTRATION (EFFECTIVE JANUARY 1,
     1998)